UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

As previously announced, as a result of ongoing restrictions in the New York City area due to the COVID-19 pandemic, Genco Shipping & Trading Limited (the “Company”) has postponed its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) that was originally scheduled to be held on Wednesday, May 13, 2020.  The Annual Meeting will now be held on Wednesday, July 15 at 10:00 a.m. EDT.  The Company has fixed the close of business on Friday, May 22, 2020 as the record date for determining the holders of shares of the Company’s Common Stock entitled to notice of and to vote at the Annual Meeting.  The Company will file with the Securities and Exchange Commission and deliver to stockholders definitive proxy materials containing additional information about the Annual Meeting, including its location or the means by which it will be held.  The close of business on Friday, May 22, 2020 will be the new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy materials, which the Company believes is a reasonable time before it expects to begin to print and send its proxy materials.